Exhibit 99.1

Permian Resources Completes Previously Announced Corporate Reorganization

MIDLAND, Texas – Permian Resources Corporation (NYSE: PR) (“Permian Resources,” “we,” or the “Company”) announced today that it has completed its previously disclosed corporate reorganization, pursuant to which Permian Resources’ management team members and certain other long-term holders exchanged Class C shares for Class A shares. This transaction better aligns management ownership with public investors, enhances the ability of management team members to maintain peer-leading ownership and advances Permian Resources towards the simplification of its current Up-C structure.

As previously disclosed, following the transaction, approximately 35.5 million Class C shares are outstanding, and the aggregate amount of Class A and Class C shares is unchanged. No Class A or Class C shares were sold as part of this transaction.

About Permian Resources

Headquartered in Midland, Texas, Permian Resources is an independent oil and natural gas company focused on driving peer-leading returns through the acquisition, optimization and development of high-return oil and natural gas properties. The Company’s assets are located in the Permian Basin, with a concentration in the core of the Delaware Basin. Through its position of approximately 475,000 net acres in West Texas and Southeast New Mexico, Permian Resources is the second largest Permian Basin pure-play E&P. For more information, please visit www.permianres.com.

Cautionary Statement Concerning Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, the risks described in our filings with the SEC. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

Contacts:

Hays Mabry – Vice President, Investor Relations

(432) 315-0114

ir@permianres.com

SOURCE Permian Resources Corporation

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